Exhibit 99

FOR IMMEDIATE RELEASE

Summary:	Federal Reserve Board Approves Mercantile Bankshares Corporation —F&M Bancorp Merger

BALTIMORE, MARYLAND, July 9, 2003 – Mercantile Bankshares Corporation (“Bankshares”) (Nasdaq: MRBK) announces that on July 8, 2003, the Board of Governors of the Federal Reserve System approved the application by Bankshares to merge with F&M Bancorp. The Federal Reserve Board also approved the application by F&M Bancorp’s bank subsidiary, Farmers & Mechanics Bank, to merge with Fredericktown Bank & Trust Company, a Bankshares subsidiary.

The merger between Bankshares and F&M Bancorp is subject to approval by state regulators and the shareholders of F&M Bancorp. The shareholders meeting to approve the F&M Bancorp transaction will occur on August 6, 2003. Provided that state bank regulators and shareholders approve the transaction, it is expected that the merger closing for the holding companies will occur on August 12, 2003.

In connection with the proposed transaction, F&M Bancorp and Mercantile Bankshares Corporation have filed a proxy statement/prospectus with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement/prospectus, because it contains important information. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by F&M Bancorp and Mercantile Bankshares Corporation with the SEC at the SEC’s web site at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by F&M Bancorp by contacting Kaye Simmons, F&M Bancorp, 110 Thomas Johnson Drive, Frederick, MD 21702, telephone 888-694-4170 or from F&M Bancorp’s Web site at www.fmbn.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Mercantile Bankshares Corporation by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201, telephone (410) 347-8361 or from Bankshares Web site at www.mercantile.com.

Mercantile Bankshares Corporation, with assets in excess of $11 billion, is a multi-bank holding company headquartered in Baltimore. It has 16 banking affiliates in Maryland, one banking affiliate in Delaware and three in Virginia.

Contact:

David E. Borowy

Investor Relations

410-347-8361

David.Borowy@Mercantile.net <mailto:David.Borowy@mercantile.net>